UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-24006	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2006 Nektar Therapeutics (the “Company”) and its wholly owned subsidiary Nektar Therapeutics AL, Corporation (“Nektar AL”) and J. Milton Harris, a Nektar employee as an individual (“Harris”), entered into a Settlement Agreement and General Release (the “Settlement Agreement”) with the Board of Trustees of the University of Alabama, a public corporation and one of its divisions, the University of Alabama Huntsville (collectively “UAH”).

The Settlement Agreement was entered into in connection with a complaint filed on July 14, 2005 by UAH against the Company and Nektar AL in the United States District Court for the Northern District of Alabama. The complaint alleged patent infringement, breach of a contract royalty obligation, violation of the Alabama Trade Secrets Act, and unjust enrichment. On August 3, 2005, UAH amended its complaint to add Harris as a party to the litigation and expand the claims and remedies sought by UAH in the litigation. On November 7, 2005 Nektar AL filed a counterclaim against UAH seeking recovery for royalty payments previously paid. UAH subsequently amended its complaint on December 13, 2005 and on April 4, 2006. The foregoing narrative description is referred to herein as the “Litigation.”

Under the terms of the Settlement Agreement, the Company, Nektar AL, Harris and UAH have agreed to full and complete satisfaction of all claims asserted by the parties regarding the subject matter of the Litigation. In consideration for this settlement of claims, the Company and Harris made an initial payment of fifteen million dollars ($15,000,000) (“Initial Payment”) to UAH. The Company paid eleven million dollars ($11,000,000) and Mr. Harris paid four million dollars ($4,000,000) of the Initial Payment. Beginning July 1, 2007, the Company will pay UAH ten (10) annual payments of one million dollars ($1,000,000) (the “Installment Payments”).

The Company has five (5) business days to remedy any default of the Installment Payments and should it fail to cure a default within this cure period, the remaining balance of the Installment Payments is due immediately. In addition, if the Company does not cure a default by paying the remaining balance of the Installment Payments in full, the Company’s license to certain patent rights from UAH would terminate. In the event the Company’s cash and cash equivalents are less than one hundred fifty million dollars ($150,000,000) on its quarter end financial statements, or is reasonably likely to fall below one hundred fifty million dollars ($150,000,000), then UAH has the right to request that the Company put in place a one million dollar ($1,000,000) letter of credit in favor of UAH to be in effect until such time as the Company’s cash and cash equivalents exceed one hundred fifty million dollars ($150,000,000) on its quarter end financial statements. In the event the Company’s cash and cash equivalents are less than seventy-five million dollars ($75,000,000) in any given quarter, UAH has the right to demand that the Company escrow the amount of the remaining balance of the Installment Payments in a federally chartered bank for the exclusive benefit of UAH and the Company will have fourteen (14) business days to cure the deficiency or the remaining balance on the Installment Payments shall be escrowed by the Company.

Also pursuant to the Settlement Agreement, the License Agreement between UAH and Nektar AL (formerly Shearwater Polymers, Inc.) dated June 17, 1993 (the “License Agreement”) was terminated in its entirety and all rights, obligations and liabilities of UAH and Nektar AL, including but not limited to the royalty obligations of Nektar AL, were extinguished in their entirety. Concurrently with the termination of the License Agreement, UAH granted the

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Company a fully paid up, royalty-free, worldwide, assignable, transferable, sole and exclusive (even as to UAH) license, with the right to grant and authorize sublicenses, under United States Patent No. 5,252,714 (entitled “Preparation and Use of Polyethylene Glycol Propionaldehyde”) to make, have made, use, sell, offer for sale, import and offer to import products.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description in Item 1.01 above is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release titled “Nektar and University of Alabama in Huntsville Announce Agreement to Settle Litigation.”

Exhibit 99.1 to this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in Exhibit 99.1 to this report shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by Nektar Therapeutics, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

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SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Nevan C. Elam
Nevan C. Elam
Senior Vice President Corporate Operations and General Counsel

Date:	July 7, 2006

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